                                                                    EXHIBIT 20.1
                   MONTANA DISSENTERS' RIGHTS

     35-1-826. Definitions. As used in 35-1-826 through 35-1-839, the follow-ing definitions apply:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

     (4) "Fair value", with respect to a dissenter's shares, means the value the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7) "Shareholder" means the record shareholder or the beneficial share-holder.

History: En. Sec. 133, Ch. 368, L. 1991.

     35-1-827. Right to dissent. (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

     (a) consummation of a plan of merger to which the corporation is a party if:

     (i) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

     (ii) the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

     (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

     (c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     (i) alters or abolishes a preferential right of the shares;

     (ii) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

     (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (iv) excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

     (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

     (e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

     (2) A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     History: En. Sec. 134, Ch. 368, L.1991; amd. Sec. 2, Ch. 249, L 1993.

     35-1-828. Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     (a) he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

     History: En. Sec. 135, Ch. 368, L. 1991.

     36-1-829. Notice of dissenters' rights. (1) If a proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

     (2) If a corporate action creating dissenters' rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in 35-1-831.

     History: En. Sec. 136, Ch.. 368, L. 1991.

     35-1-830. Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

     (a) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

     (b) may not vote his shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection(1)(a) is not entitled to payment for his shares under 35-1-826 through 35-1-839.

     History: En. Sec. 137, Ch. 368. L. 1991.

     35-1-831. Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who have satisfied the requirements of 35-1-830.

     (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken and must:

     (a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

     (b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

     (c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not he acquired beneficial ownership of the shares before that date;

     (d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date required notice under subsection (1) is delivered; and

     (e) be accompanied by a copy of 35-1-826 through 35-1-839.

     History: En. See. 138, Ch. 368, L. 1991.

     35-1-832. Duty to demand payment. (1) A shareholder sent a dissenters' notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 35-1831(2)(c), and deposit his certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits his certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under 35-1-826 through 35-1-839.

     History: En. See. 139, Ch. 368, L. 1991.

     35-1-833. Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

     (2) The person for whom dissenters' rights are asserted as to uncertifi-cated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     History: En. See. 140, Ch. 368, L. 1991.

     35-1-834. Payment. (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

     (2) The payment must be accompanied by:

     (a) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year. and the latest available interim financial statements, if any;

     (b) a statement of the corporation's estimate of the fair value of the shares;

     (c) an explanation of how the interest was calculated;

     (d) a statement of the dissenter's right to demand payment under 35-1837, and

     (e) a copy of 35- 1-826 through 35- 1-839.

     History: En. See. 141, Ch. 368, L. 1991.

     35-1-835. Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under 35-1- 831 and repeat the payment demand procedure.

     History: En. See. 142, Ch. 368, L. 1991.

     35-1-836. After-acquired shares. (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 35-1-837.

     History: En. Sec. 143, Ch. 368, L. 1991.

     38-1-837. Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and may demand payment of the dissenter's estimate, less any payment under 35-1-834, or reject the corporation's offer under 35-1-836 and demand payment of the fair value of the dissenter's shares and the interest due if:

     (a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1836 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

     (c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his shares.

     History: En. Sec. 144, Ch. 368, L. 1991.

     35-1-838. Court action. (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if its principal office is not located in this state, where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

     (4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding is entitled to judgment:

     (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares plus interest exceeds the amount paid by the corporation; or

     (b) for the fair value plus accrued interest of his after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

     History: En. Sec. 145, Ch. 368, L. 1991.

     35-1-839. Court costs and attorney fees. (1) The court in an appraisal proceeding commenced under 35- 1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 351-837.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1837; or

     (b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1- 826 through 35-1-839.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.

     History: En. Sec. 146, Ch. 368, L. 1991.